Exhibit 99.1

For Immediate Release	More information:
James Hart, 203.956.8746 (O) 203.339.2578 (M)
Todd Smith, 615.764.2598 (O) 615.202.7944 (M)

AFFINION GROUP, INC. ANNOUNCES RESULTS FOR THE FIRST QUARTER ENDED MARCH 31, 2008

ACHIEVES FIRST QUARTER ADJUSTED EBITDA OF $70.0 MILLION; TRAILING TWELVE- MONTH ADJUSTED EBITDA NOW $292.9 MILLION

REAFFIRMS 2008 ADJUSTED EBITDA GUIDANCE OF $305 - $315 MILLION

NORWALK, Conn., May 1, 2008 – Affinion Group, Inc. (“Affinion” or the “Company”), a leading global affinity marketer of value-added membership, insurance and package enhancement programs and services to consumers, today announced its financial results for the three month period ended March 31, 2008.

“Affinion delivered a very solid first quarter, with top line growth in both our North American and International regions and double digit growth in Adjusted EBITDA” said Nathaniel J. Lipman, Affinion’s President and Chief Executive Officer. Commenting further on the results, Lipman added, “With the high degree of visibility we have into our future cash flows, as well as the better-than-expected new subscriber additions in the quarter, we remain confident with our 2008 Adjusted EBITDA range of $305 to $315 million.”

Results Highlights

Note: readers are urged to review the section entitled “Important Notes” at the end of this release for a description of certain items affecting the results, including a definition of the term “Transactions”.

Net Revenues

•	Net revenues for the first quarter of 2008 were $339.2 million as compared to $320.5 million for the first quarter of 2007.

•

The increase in net revenues was due to growth in both the International and North American regions. The increase in North American revenue was primarily attributable to double digit revenue growth in Loyalty and a slight increase in Membership revenue.

•	Net revenues excluding the impact of the Transactions increased $15.0 million.

•	Net revenues benefited from $3.7 million in the quarter as compared to the first quarter in 2007 due to a reduced impact of the non-cash reduction in purchase accounting as part of the Transactions.

Operating Results

•

Segment EBITDA for the first quarter of 2008 was $68.2 million as compared to $52.1 million for the first quarter of 2007; these results include an increase of $1.5 million of non-cash purchase accounting adjustments.

•

Excluding the impact of the Transactions, Segment EBITDA increased $14.6 million, primarily due to higher net revenues, lower commissions and the absence in 2008 of a charge for a cash distribution to option holders, partially offset by increased global marketing costs.

•

Adjusted EBITDA (as defined in Note (d) of Table 7) was $70.0 million as compared to $61.4 million for the first quarter of 2007. The trailing twelve month Adjusted EBITDA of $292.9 million as of the first quarter 2008 reflects an increase of $28.6 million from the $264.3 million reported for the first quarter of 2007, and an increase of $8.6 million from the $284.3 million reported in the fourth quarter of 2007.

Segment Commentary

North America:

Membership products revenue for the first quarter increased $2.1 million due to the impact of purchase accounting. Excluding the impact of purchase accounting, net revenue decreased $0.8 million as higher revenue per retail member and higher wholesale revenue from programs that were formerly retail were more than offset by lower retail member volumes, as the Company pursued its strategy of increasing the lifetime value of its overall member base. Membership Segment EBITDA increased $9.1 million in the quarter, primarily due to lower marketing and commissions, as the Company continued to reduce commission expenses as a percentage of revenue. Insurance and Package products revenue were flat in the quarter as the 7.7% increase in net revenue per supplemental insured for the quarter was offset by lower Package revenues, primarily due to fewer Package members. Insurance and Package Segment EBITDA declined $0.9 million in the quarter primarily due to higher marketing and commissions. Loyalty revenue increased due to growth in programs with existing and new clients. Loyalty Segment EBITDA grew $1.3 million due primarily to the increase in revenue.

International:

International revenue increased primarily due to new retail and the introduction of other retail programs, growth in its package business, and a favorable currency impact. For the quarter, International Segment EBITDA increased $1.1 million over 2007, of which approximately half resulted from purchase accounting adjustments, and the other half was due to the increase in revenue net of higher marketing and commissions, and operating costs required to support the growth in members from new retail programs.

Selected Liquidity Data

Affinion has several debt instruments outstanding, including senior notes, senior subordinated notes, and senior secured credit facilities, which consist of a term loan facility and revolving credit facility. For a more complete description of Affinion’s debt instruments, see the note on Table 2.

At March 31, 2008, Affinion had $302.4 million outstanding under its senior notes (net of discounts and premiums), $655.0 million outstanding under its term loan facility, $351.5 million outstanding under the senior subordinated notes (net of discounts), $51.0 million outstanding under its revolving credit facility and $47.5 million available for borrowing under the same revolving credit facility (after giving effect to the issuance of $1.5 million in letters of credit). A portion of the revolving credit facility was used to partially finance the approximately $50 million cash acquisition of a credit card registration membership business completed late in the fourth quarter of 2007.

In addition, at March 31, 2008, Affinion had $23.5 million of unrestricted cash on hand.

Since October 17, 2005, Affinion has prepaid $205.0 million, or approximately 23.8% of its original term loan balance. As previously announced, the Company expects to accomplish additional deleveraging in 2008.

Guidance

Affinion reaffirms its full year 2008 Adjusted EBITDA guidance of $305 - $315 million.

Call-In Information

Affinion will hold an informational call to discuss the results for the three month period ended March 31, 2008 at 4:00 pm (EDT) on Thursday, May 1, 2008. The conference call will be broadcast live and can be accessed by dialing 1-866-202-3048 (domestic) or 1-617-213-8843 (international) and entering passcode 92580534. Interested parties should call at least ten (10) minutes prior to the call to register. The Company will also provide an on-line Web simulcast of its conference call at www.affinion.com/ir. A replay of the call will be available through midnight (EDT) May 4, 2008 by dialing 1-888-286-8010 (domestic) or 1-617-801-6888 and entering passcode 87455961.

Important Notes

On October 17, 2005, Affinion Group Inc. completed the acquisition (the “Transactions”) of the marketing services division (the “Predecessor”) of Cendant Corporation (“Cendant”) pursuant to a purchase agreement dated July 26, 2005, as amended. Substantially all of the assets and liabilities of the Predecessor were acquired by Affinion in the Transactions.

The information presented in this release is a comparison of the unaudited consolidated results of operations for the three month period ended March 31, 2008 and unaudited consolidated results of operations for the three month period ended March 31, 2007.

Purchase accounting adjustments made in 2005 as a result of the Transactions had an impact on Affinion’s results of operations for the three month periods ended March 31, 2008 and 2007. For example, because deferred revenues were reduced in purchase accounting, net revenues recognized for periods following the Transactions were less than they otherwise would have been, with the majority of the impact of the purchase accounting adjustments recognized in 2005 through 2007. The effect of purchase accounting adjustments in Affinion’s results of operations for the three month period ended March 31, 2008 as compared to the three month period ended March 31, 2007 was to increase net revenues by $3.7 million and to increase Segment EBITDA by $1.5 million.

About Affinion Group

As a global leader with nearly 35 years of experience, Affinion Group (www.affinion.com) enhances the value of its partners’ customer relationships by developing and marketing valuable loyalty, membership, checking account, insurance and other relevant products and services. Leveraging its expertise in product development and targeted marketing, Affinion helps generate significant incremental revenue for more than 5,300 affinity partners worldwide, including many of the largest and most respected companies in financial services, retail, travel, and Internet commerce. Based in Norwalk, Conn., the company has approximately 3,300 employees throughout the United States and in 10 countries across Europe. Affinion holds the prestigious ISO 27001 certification for the highest information security practices, is PCI compliant and Cybertrust certified.

Safe Harbor Statement Under the U.S. Private Securities Litigation Reform Act of 1995

This press release may contain statements that are forward looking, as that term is defined by the Private Securities Litigation Reform Act of 1995 or by the Securities and Exchange Commission in its rules, regulations and releases. These statements include, but are not limited to, discussions regarding industry outlook, Affinion’s expectations regarding the performance of its business, its liquidity and capital resources, its guidance for 2008 and the other non-historical statements in the discussion and analysis. These forward-looking statements are based on management’s beliefs, as well as assumptions made by, and information currently available to, management. When used in this release, the words “believe”, “anticipate”, “estimate”, “expect”, “intend” and similar expressions are intended to identify forward-looking statements. Although management believes that the expectations reflected in these forward-looking statements are reasonable, its can give no assurance that these expectations will prove to have been correct. These statements are subject to certain risks, uncertainties and assumptions, including risks related to general economic and business conditions and international and geopolitical events, a downturn in the credit card industry or changes in the techniques of credit card issuers, market place consolidation among financial institution partners, industry trends, the effects of a decline in travel on Affinion’s travel fulfillment business, termination or expiration of one or more agreements with its affinity partners or a reduction of the marketing of its services by one or more of its affinity partners, its substantial leverage, restrictions contained in its debt agreements, its inability to compete effectively and other risks identified and discussed under the caption “Item 1A. Risk Factors” in Affinion’s Annual Report on Form 10-K for the year ended December 31, 2007 and the other periodic reports filed by Affinion with the SEC from time to time.

Financial Tables and Other Data Follow

TABLE 1

AFFINION GROUP, INC.

UNAUDITED SUPPLEMENTAL DATA FOR SELECTED

BUSINESS SEGMENTS

The following table provides data for selected business segments.

Member and insured amounts in thousands, except dollars and percentages.

	Three Months Ended March 31,
	2008	2007
Affinion North America:
Membership Products -
Retail
Average Members(1)	8,096	8,532
% Monthly Members	39.5%	36.4%
% Annual Members	60.5%	63.6%
Annualized Net Revenue Per Average Member(2)	$72.30	$68.91
Wholesale
Average Members(1)	3,248	3,815
Portion for service formerly retail and other (3)	2,310	2,156
Average Retail Members including wholesale formerly retail and other(3)	10,406	10,688
Insurance and Package Products -
Insurance
Average Basic Insured(1)	24,191	26,713
Average Supplemental Insured	4,941	5,211
Annualized Net Revenue Per Supplemental Insured(2)	$53.74	$49.87
Package
Average Members(1)	5,662	6,389
Annualized Net Revenue Per Average Member(2)	$13.55	$13.57
Affinion International:
International Products -
Package
Average Members(1)	15,906	16,287
Annualized Net Revenue Per Average Package Member(2)	$9.07	$7.56
Other Retail Membership
Average Members(1)	1,812	2,419
Annualized Net Revenue Per Average Member(2)	$37.90	$21.81
New Retail Membership
Average Members(1)	388	192
Annualized Net Revenue Per Average Member(2)	$101.02	$109.15
Global Membership Products:
Retail
Average Members(1) (4)	8,484	8,724
Annualized Net Revenue Per Average Member(2)	$73.61	$69.79
Average Retail Members including wholesale formerly retail and other(3) (4)	10,794	10,880

(1)

Average Members and Average Basic Insured for the period are each calculated by determining the average members or insureds, as applicable, for each month (adding the number of members or insureds, as applicable, at the beginning of the month with the number of members or insureds, as applicable, at the end of the month and dividing that total by two) for each of the months in the period and then averaging that result for the period. A member’s or insured’s, as applicable, count is removed in the period in which the member or insured, as applicable, has cancelled.

(2)

Annualized Net Revenue Per Average Member and Annualized Net Revenue Per Supplemental Insured are each calculated by taking the revenues as reported for the period and dividing it by the average members or insureds, as applicable, for the period. Quarterly periods are then multiplied by four to annualize this amount for comparative purposes. Upon cancellation of a member or an insured, as applicable, the member’s or insured’s, as applicable, revenues, are no longer recognized in the calculation.

(3)

Certain programs historically offered as retail arrangements are currently offered as wholesale arrangements where the Company receives lower annualized price points and pays no related commission expense. Additionally, more recently, the Company has entered into other relationships with new and existing affinity partners, including arrangements where the affinity partner offers the Company’s membership programs at point of sale retail locations to their customers and the Company receives lower annualized price points and pays no related commission expense.

(4)	Includes International Operations New Retail Average Members.

TABLE 2

AFFINION GROUP, INC.

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

AS OF MARCH 31, 2008 AND DECEMBER 31, 2007

(In millions, except share amounts)

	March 31, 2008	December 31, 2007
Assets
Current assets:
Cash and cash equivalents	$23.5	$14.2
Restricted cash	28.0	29.1
Receivables (net of allowance for doubtful accounts of $1.3 and $1.3, respectively)	75.9	73.3
Receivables from related parties	10.9	12.1
Profit-sharing receivables from insurance carriers	72.9	58.8
Prepaid commissions	63.3	62.1
Deferred income taxes	0.9	0.9
Other current assets	44.6	39.4

Total current assets	320.0	289.9
Property and equipment, net	89.1	90.8
Contract rights and list fees, net	58.3	63.2
Goodwill	302.8	302.0
Other intangibles, net	757.6	809.1
Other non-current assets	47.7	46.2

Total assets	$1,575.5	$1,601.2

Liabilities and Stockholder’s Equity (Deficit)
Current liabilities:
Current portion of long-term debt	$0.2	$0.2
Accounts payable and accrued expenses	275.8	264.2
Payables to related parties	11.6	13.3
Deferred revenue	258.7	255.1
Income taxes payable	3.1	3.0

Total current liabilities	549.4	535.8
Long-term debt	1,360.0	1,347.3
Deferred income taxes	23.4	20.2
Deferred revenue	42.2	41.6
Other long-term liabilities	66.1	61.2

Total liabilities	2,041.1	2,006.1

Minority interests	0.7	0.6

Commitments and contingencies

Stockholder’s Equity (Deficit):
Common stock and additional paid-in capital, $0.01 par value, 1,000 shares authorized, and 100 shares issued and outstanding	328.1	348.7
Accumulated deficit	(810.3)	(766.5)
Accumulated other comprehensive income	15.9	12.3

Total stockholder’s equity (deficit)	(466.3)	(405.5)

Total liabilities and stockholder’s equity (deficit)	$1,575.5	$1,601.2

Note: The information presented in this release reflects the financial statement data and the results of operations of Affinion Group, Inc., (“Affinion”) and its consolidated subsidiaries, and does not include the $350 million senior unsecured term loan facility incurred by Affinion Group Holdings, Inc., as described in the Liquidity and Capital Resources section of the Form 10-K filed for the fiscal year ended December 31, 2007. As part of the financing for the Transactions, Affinion (a) issued $270.0 million in principal amount of 10 1/8% senior notes maturing on October 15, 2013 ($266.4 million net of discount), (b) entered into new senior secured credit facilities consisting of a term loan facility in the principal amount of $860.0 million and a revolving credit facility in an aggregate amount of up to $100.0 million, and (c) entered into a senior subordinated bridge loan facility in the principal amount of $383.6 million. On April 26, 2006, $349.5 million of principal borrowings under the senior subordinated bridge loan facility were repaid using the proceeds from a private offering of $355.5 million aggregate principal amount of 11 1/2% senior subordinated notes maturing on October 15, 2015. Subsequently, on May 3, 2006, the remaining $34.1 million of principal borrowings under the senior subordinated bridge loan facility were repaid using the proceeds from another private offering of $34.0 million aggregate principal amount of 10 1/8% senior notes maturing on October 15, 2013. The senior notes were issued as additional notes under the indenture dated as of October 17, 2005.

TABLE 3

AFFINION GROUP, INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE THREE MONTHS ENDED MARCH 31, 2008 AND 2007

(In millions)

	For the Three Months Ended
	March 31, 2008	March 31, 2007
Net revenues	$339.2	$320.5

Expenses:
Marketing and commissions	153.5	150.0
Operating costs	89.8	86.0
General and administrative	27.7	32.4
Depreciation and amortization	67.9	78.9

Total expenses	338.9	347.3

Income (loss) from operations	0.3	(26.8)
Interest income	0.5	1.2
Interest expense	(39.0)	(36.0)

Loss before income taxes and minority interests	(38.2)	(61.6)
Income tax expense, net	(5.4)	(1.6)
Minority interests, net of tax	(0.2)	(0.1)

Net loss	$(43.8)	$(63.3)

TABLE 4

AFFINION GROUP, INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE THREE MONTHS ENDED MARCH 31, 2008 AND 2007

	For the Three Months Ended
	March 31, 2008	March 31, 2007
Operating Activities
Net loss	$(43.8)	$(63.3)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	67.9	78.9
Amortization of favorable and unfavorable contracts	(0.8)	(0.7)
Amortization of debt discount and financing costs	1.5	1.5
Unrealized loss (gain) on interest rate swap	6.0	0.9
Stock-based compensation	0.8	0.8
Deferred income taxes	2.9	(0.5)
Net change in assets and liabilities:
Restricted cash	1.4	(0.8)
Receivables	(1.3)	1.6
Receivables from related parties	1.2	—
Profit-sharing receivables from insurance carriers	(14.1)	(12.2)
Prepaid commissions	(1.2)	6.5
Other current assets	(3.3)	2.2
Contract rights and list fees	0.1	(0.8)
Other non-current assets	(1.6)	(1.6)
Accounts payable and accrued expenses	9.1	(18.6)
Payables to related parties	(2.6)	(3.9)
Deferred revenue	4.0	2.9
Income taxes receivable and payable	—	3.0
Other long-term liabilities	(0.7)	(1.7)
Minority interests and other, net	—	0.1

Net cash provided by (used in) operating activities	25.5	(5.7)

Investing Activities
Capital expenditures	(8.6)	(4.9)
Restricted cash	(0.1)	—

Net cash used in investing activities	(8.7)	(4.9)

Financing Activities
Borrowings under line of credit, net	12.5	—
Principal payments on borrowings	(0.1)	(25.0)
Dividends paid to parent company	(20.6)	(8.1)
Distribution to minority shareholder of a subsidiary	—	(0.4)

Net cash used in financing activities	(8.2)	(33.5)

Effect of changes in exchange rates on cash and cash equivalents	0.7	—

Net increase (decrease) in cash and cash equivalents	9.3	(44.1)
Cash and cash equivalents, beginning of period	14.2	84.3

Cash and cash equivalents, end of period	$23.5	$40.2

Supplemental Disclosure of Cash Flow Information:
Interest payments	$13.3	$16.7

Income tax payments	$2.3	$1.7

TABLE 5

AFFINION GROUP, INC.

UNAUDITED COMPARISON OF 2008 TO 2007 RESULTS

(In millions)

The following tables summarize our consolidated results of operations for the three months ended March 31, 2008 and 2007.

	For the Three Months Ended
	March 31, 2008	March 31, 2007	Increase (Decrease) Related to the Transactions	Increase (Decrease) Other
Net revenues	$339.2	$320.5	$3.7	$15.0

Expenses:
Marketing and commissions	153.5	150.0	1.4	2.1
Operating costs	89.8	86.0	0.8	3.0
General and administrative	27.7	32.4	—	(4.7)
Depreciation and amortization	67.9	78.9	(14.8)	3.8

Total expenses	338.9	347.3	(12.6)	4.2

Income (loss) from operations	0.3	(26.8)	16.3	10.8
Interest income	0.5	1.2	—	(0.7)
Interest expense	(39.0)	(36.0)	—	(3.0)

Loss before income taxes and minority interests	(38.2)	(61.6)	16.3	7.1
Income tax expense	(5.4)	(1.6)	(1.0)	(2.8)
Minority interests, net of tax	(0.2)	(0.1)	—	(0.1)

Net loss	$(43.8)	$(63.3)	$15.3	$4.2

Purchase accounting adjustments made in the Transactions had a less significant impact on the Company’s consolidated results of operations for the three months ended March 31, 2008 compared to March 31, 2007. These entries, which are non-cash in nature, increased net revenues by $3.7 million and increased the income from operations by $16.3 million for the three months ended March 31, 2008 as compared to the three months ended March 31, 2007. Because deferred revenues were reduced in purchase accounting, net revenues recognized for periods following the Transactions are less than they otherwise would have been, and such impact will decline in future periods. Also, the Company recorded a liability in purchase accounting for the fair value of servicing the Company’s members existing at the date of the Transactions for which no revenue will be recognized in the future. Because the liability recorded in purchase accounting is used to offset future servicing costs for such members, the Company’s operating costs are lower for periods following the Transactions than they otherwise would have been. Also, because prepaid commissions were reduced in purchase accounting, marketing and commissions expense for periods following the Transactions are less than they otherwise would have been. The effect of these and other purchase accounting adjustments on the Company’s consolidated results of operations for the three months ended March 31, 2008 as compared to March 31, 2007 was to increase net revenues by $3.7 million, marketing and commissions by $1.4 million and operating costs by $0.8 million. Additionally, the Company recorded $14.8 million less depreciation and amortization expense for the three months ended March 31, 2008 as compared to the three months ended March 31, 2007, which positively affected results of operations.

TABLE 6

AFFINION GROUP, INC.

UNAUDITED OPERATING SEGMENT RESULTS

(In millions)

Net revenues and Segment EBITDA by operating segment are as follows:

	Net Revenues				Segment EBITDA (1)
	For the Three Months Ended March 31,		Increase (Decrease) Related to the Transactions	Other Increase (Decrease)	For the Three Months Ended March 31,		Increase (Decrease) Related to the Transactions	Other Increase (Decrease)
	2008	2007			2008	2007
Affinion North America
Membership products	$171.8	$170.5	$2.1	$(0.8)	$28.4	$19.3	$0.7	$8.4
Insurance and package products	90.4	90.4	0.2	(0.2)	32.9	33.8	0.2	(1.1)
Loyalty products	14.9	12.5	—	2.4	4.2	2.9	—	1.3
Eliminations	(1.0)	(1.2)	—	0.2	—	—	—	—

Total North America	276.1	272.2	2.3	1.6	65.5	56.0	0.9	8.6
Affinion International
International products	63.1	48.3	1.4	13.4	4.3	3.2	0.6	0.5

Total products	339.2	320.5	3.7	15.0	69.8	59.2	1.5	9.1
Corporate	—	—	—	—	(1.6)	(7.1)	—	5.5

Total	$339.2	$320.5	$3.7	$15.0	68.2	52.1	1.5	14.6

Depreciation and amortization					(67.9)	(78.9)	14.8	(3.8)

Income (loss) from operations					$0.3	$(26.8)	$16.3	$10.8

(1)	See Reconciliation of Non-GAAP Financial Measures on Table 7 below for a discussion on Segment EBITDA.

TABLE 7

AFFINION GROUP, INC.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

TO GAAP FINANCIAL MEASURES (UNAUDITED)

(In millions, except ratios)

Set forth below is a reconciliation of our consolidated net cash provided by operating activities for the twelve months ended March 31, 2008 and the three months ended March 31, 2008 and 2007 to our Adjusted EBITDA.

	For the Twelve Months Ended March 31, 2008(a)	For the Three Months Ended March 31,
		2008	2007
Net cash provided by operating activities	$133.0	$25.5	$(5.7)
Interest expense, net	144.0	38.5	34.8
Income tax expense	8.5	5.4	1.6
Amortization of favorable and unfavorable contracts	3.1	0.8	0.7
Amortization of debt discount and financing costs	(6.5)	(1.5)	(1.5)
Unrealized loss on interest rate swap	(10.2)	(6.0)	(0.9)
Deferred income taxes	2.5	(2.9)	0.5
Changes in assets and liabilities	9.0	9.0	23.3
Effect of the Transaction, reorganizations, certain legal costs, and net cost savings (b)	6.6	0.4	2.2
Other, net (c)	2.9	0.8	6.4

Adjusted EBITDA(d)(e)	$292.9	$70.0	$61.4

(a)

Represents consolidated financial data for the year ended December 31, 2007, minus consolidated financial data for the three months ended March 31, 2007 plus consolidated financial data for the three months ended March 31, 2008.

(b)

Effect of the Transactions, reorganizations, certain legal costs and net cost savings – eliminates the effects of the Transactions, prior business reorganizations, non-recurring revenues and gains, legal expenses for certain legal matters, and certain severance costs. See Table 5 for additional information regarding the effect of the Transactions.

(c)

Other, net—represents the elimination of stock-based compensation incurred in connection with the January 2007 special dividend, non-recurring Sarbanes-Oxley implementation costs, a $2.0 million annual consulting fee paid to Apollo and certain other costs.

(d)

Adjusted EBITDA consists of income from operations before depreciation and amortization further adjusted to exclude non-cash and unusual items and other adjustments permitted in our debt agreements to test the permissibility of certain types of transactions, including debt incurrence. We believe that the inclusion of Adjusted EBITDA is appropriate as a liquidity measure. Adjusted EBITDA is not a measurement of liquidity or financial performance under U.S. GAAP and Adjusted EBITDA may not be comparable to similarly titled measures of other companies. You should not consider Adjusted EBITDA as an alternative to cash flows from operating activities determined in accordance with U.S. GAAP, as an indicator of cash flows, as a measure of liquidity, as an alternative to operating or net income determined in accordance with U.S. GAAP or as an indicator of operating performance.

(e)

Adjusted EBITDA does not give pro forma effect to our acquisition of a base of approximately half a million members and the associated fee revenue stream from a US-based financial institution that was completed in December 2007. However, we would be permitted to make such pro forma adjustment as if such acquisition had occurred on April 1, 2007 in calculating the Adjusted EBITDA under our credit facility and the indentures governing our senior notes and senior subordinated notes.

TABLE 7 – cont’d

Set forth below is a reconciliation of our consolidated net loss for the twelve months ended March 31, 2008 and the three months ended March 31, 2008 and 2007 to our Adjusted EBITDA.

	For the Twelve Months Ended March 31, 2008(a)	For the Three Months Ended March 31,
		2008	2007
Net loss	$(171.6)	$(43.8)	$(63.3)
Interest expense, net	144.0	38.5	34.8
Income tax expense benefit	8.5	5.4	1.6
Minority interests, net of tax	0.4	0.2	0.1
Other expense, net	0.1	—	—
Depreciation and amortization	299.8	67.9	78.9
Effect of the Transactions, reorganizations and non-recurring revenues and gains (b)	3.8	0.4	1.6
Certain legal costs (c)	—	(0.5)	0.1
Net cost savings (d)	2.8	0.5	0.5
Other, net (e)	5.1	1.4	7.1

Adjusted EBITDA(f)(g)	$292.9	$70.0	$61.4

Interest coverage ratio(h)	2.29
Consolidated leverage ratio(i)	4.60
Fixed charge coverage ratio (j)	2.12

(a)

Represents consolidated financial data for the year ended December 31, 2007, minus consolidated financial data for the three months ended March 31, 2007 plus consolidated financial data for the three months ended March 31, 2008.

(b)

Effect of the Transactions, reorganizations and non-recurring revenues and gains – eliminates the effects of the Transactions, prior business reorganizations and non-recurring revenues and gains. For the periods presented, the amounts relate entirely to the effect of the Transactions. See Table 5 for additional information regarding the effect of the Transactions.

(c)	Certain legal costs—represents legal costs for certain litigation matters.
(d)	Net cost savings—represents: the elimination of costs associated with severance.
(e)	Other, net—represents: (i) net changes in other reserves, (ii) the elimination of stock-based compensation, and (iii) consulting fees paid to Apollo.
(f)

Adjusted EBITDA consists of income from operations before depreciation and amortization further adjusted to exclude non-cash and unusual items and other adjustments permitted in our debt agreements to test the permissibility of certain types of transactions, including debt incurrence. We believe that the inclusion of Adjusted EBITDA is appropriate as a liquidity measure. Adjusted EBITDA is not a measurement of liquidity or financial performance under U.S. GAAP and Adjusted EBITDA may not be comparable to similarly titled measures of other companies. You should not consider Adjusted EBITDA as an alternative to cash flows from operating activities determined in accordance with U.S. GAAP, as an indicator of cash flows, as a measure of liquidity, as an alternative to operating or net income determined in accordance with U.S. GAAP or as an indicator of operating performance.

(g)

Adjusted EBITDA does not give pro forma effect to our acquisition of a base of approximately half a million members and the associated fee revenue stream from a US-based financial institution that was completed in December 2007. However, we would be permitted to make such pro forma adjustment as if such acquisition had occurred on April 1, 2007 in calculating the Adjusted EBITDA under our credit facility and the indentures governing our senior notes and senior subordinated notes.

(h)

The interest coverage ratio is defined in our senior secured credit facility (Adjusted EBITDA, as defined, to interest expense, as defined). The calculation presented is annualized. The interest coverage ratio must be greater than 1.60 to 1.0 at March 31, 2008.

(i)

The consolidated leverage ratio is defined in our senior secured credit facility (total debt, as defined, to Adjusted EBITDA, as defined). The consolidated leverage ratio must be less than 6.50 to 1.0 at March 31, 2008.

(j)

The fixed charge coverage ratio is defined in the indentures governing our senior notes and our senior subordinated notes (consolidated cash flows, as defined, which is equivalent to Adjusted EBITDA (as defined in the senior secured credit facility) to fixed charges, as defined).

Set forth below is a reconciliation of our consolidated net loss for the twelve months ended March 31, 2008 and the three months ended March 31, 2008 and 2007 to our Segment EBITDA.

	For the Twelve Months Ended March 31, 2008	For the Three Months Ended March 31,
		2008	2007
Net loss	$(171.6)	$(43.8)	$(63.3)
Interest expense, net	144.0	38.5	34.8
Income tax expense benefit	8.5	5.4	1.6
Minority interests, net of tax	0.4	0.2	0.1
Other expense, net	0.1	—	—
Depreciation and amortization	299.8	67.9	78.9

Segment EBITDA	$281.2	$68.2	$52.1